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                                                                  EXHIBIT 10.16

                      AGREEMENT TO PROVIDE SHAREHOLDER LOAN

THIS AGREEMENT is dated 24 August, 1999 and made between:

(1)      Polska Telefonia Cyfrowa Sp. Z.o.o (the "COMPANY");

(2)      Deutsche Telekom Mobil Net GMBH ("DETEMOBIL");

(3)      MediaOne International B.V. ("MEDIAONE"); and

(4)      Elektrim, S.A. ("ELEKTRIM"),

WHEREAS, the Company requires approximately 75 million Euros to fund its increased operating costs including 55 million Euros of funding via shareholder loans in order to accept a DCS 1800 license without breaching the provisions of the Loan Agreement dated 17 December 1997 between Polska Telefonia Cyfrowa Sp.
z o.o. as Borrower, the Arrangers and the Banks referred to therein, Citibank International plc and Citibank (Poland) S.A. as Agents, Citibank (Poland) S.A. and Citibank, N.A. as Security Agents and Citibank, N.A. as Co-ordinator (the "LOAN AGREEMENT"). Unless otherwise stated herein, all terms defined in the Loan Agreement have the same meaning herein.

WHEREAS, the Company has requested a waiver of certain provisions of the Loan Agreement in its letter addressed to the Agent dated 28 July 1999 and the Majority Banks have granted such waiver allowing the Company to borrow from its shareholders a minimum amount of 55 million Euros.

WHEREAS, the Company requires some incremental amount of additional funding to keep it liquid pending a re-financing.

NOW THEREFORE, it is agreed as follows:

1. For good and valuable consideration received each of DeTeMobil and MediaOne agrees that it shall loan the Company U.S.$17,578,125 in accordance with the terms of a loan agreement to be signed with the Company on or about 24 August, 1999. Each such loan agreement shall be substantially in the form of Schedule 1 attached hereto.

2. For good and valuable consideration received Elektrim agrees that it shall loan the Company the Zloty Equivalent (as defined below) of US$39,843,750 in accordance with the terms of a loan agreement to be signed with the Company on or about 24 August, 1999. Such loan agreement shall be substantially in the form of Schedule 2 attached hereto.

3. The Company agrees to execute each of the loan agreements referred to in paragraphs 1 and 2 above. The Company confirms that it will apply its own available cash and, if necessary, any amounts it receives under paragraphs 1 and 2 above to the first instalment of the DCS-1800 licence fee payable under the DCS-1800 licence granted to the Company (such instalment being in amount of approximately 50 million Euros).

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4.      The Company agrees that it shall repay the loans referred to in paragraphs 1 and 2 above on a pro-rata basis to DeTeMobil, MediaOne and Elektrim.

For the purposes of this letter "Zloty Equivalent" shall mean, in relation to any amount denominated in U.S. Dollars, the amount of Zloty which would be realised upon the sale of such Dollar amount for Zlotys at the average exchange rate quoted by the National Bank of Poland for accounting purposes (also known as the "fixing rate") prevailing on the date falling five Business Days prior to the date on which (i) the loan is advanced under the loan agreement referred to in paragraph 2 above or (ii) any payment of interest or principal is made under the loan agreement referred to in paragraph 2 above.

This Agreement may be executed in any number of counterparts in which case this Agreement will be as effective as if all the signatures on the counterparts were on a single copy of this Agreement.

This Agreement shall become effective on the date it is executed by all four parties listed below.

IN WITNESS WHEREOF the parties to this Agreement have caused this Agreement to be duly executed on the date first written above.

POLSKA TELEFONIA CYFROWA SP. Z.O.O

By:



DEUTSCHE TELEKOM MOBIL NET GMBH

By:



MEDIAONE INTERNATIONAL B.V.

By:



ELEKTRIM, S.A.

By:



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